Exhibit 99.1

J.F. Lehman & Company Completes Acquisition of Heritage-Crystal Clean, Inc.

HOFFMAN ESTATES, Ill. - October 17, 2023 - Heritage-Crystal Clean, Inc. (“Crystal Clean” or the “Company”), a leading provider of parts cleaning, used oil re-refining, hazardous and non-hazardous waste disposal, emergency and spill response, and industrial and field services to vehicle maintenance businesses, manufacturers and other industrial businesses, as well as utilities and governmental entities, today announced that an investment affiliate of J.F. Lehman & Company (“JFLCO”), a leading private equity investment firm focused on the aerospace, defense, maritime and environmental sectors, completed its acquisition of Crystal Clean for $45.50 per share in an all-cash transaction that valued Crystal Clean at approximately $1.2 billion.

With the completion of the transaction, Crystal Clean’s common stock has ceased trading and is no longer listed on the NASDAQ Global Select Market.

Advisors

William Blair & Company served as financial advisor to Crystal Clean, Stifel delivered a fairness opinion to Crystal Clean with respect to the transaction, and McDermott Will & Emery LLP served as legal counsel to Crystal Clean.

Houlihan Lokey, Inc. served as lead financial advisor to JFLCO, and Jefferies LLC also served as financial advisor to JFLCO; Shearman & Sterling LLP and Jones Day served as legal counsel to JFLCO.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, hazardous and non-hazardous waste disposal, emergency and spill response, and industrial and field services to vehicle maintenance businesses, manufacturers and other industrial businesses, as well as utilities and governmental entities. Our service programs include parts cleaning, regulated containerized and bulk waste management, used oil collection and re-refining, wastewater vacuum, emergency and spill response, industrial and field services, waste antifreeze collection, recycling and product sales. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Through our used oil re-refining program, during fiscal 2022, we recycled approximately 66 million gallons of used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Through our antifreeze program during fiscal 2022 we recycled approximately 4.5 million gallons of spent antifreeze which was used to produce a full line of virgin-quality antifreeze products. Through our parts cleaning program during fiscal 2022 we recycled 2.3 million gallons of used solvent into virgin-quality solvent to be used again by our customers. In addition, we sold 0.6 million gallons of used solvent into the reuse market. Through our containerized waste program during fiscal 2022 we collected approximately 22 thousand tons of regulated waste which was sent for energy recovery. Through our wastewater vacuum services program during fiscal 2022 we treated approximately 84 million gallons of wastewater. Crystal Clean is headquartered in Hoffman Estates, Illinois, and operates through 105 branch and industrial services locations serving approximately 104,000 customer locations.

About J.F. Lehman & Company

J.F. Lehman & Company is a leading private equity investment firm focused on the aerospace, defense, maritime and environmental sectors. This investment strategy reflects the firm’s deep experience in and commitment to these sectors since the firm’s founding three decades ago. Headquartered in New York, NY, the firm currently has approximately $4.5 billion of assets under management. To learn more, please visit www.jflpartners.com.

Heritage-Crystal Clean Contacts

Investor Contact:

Mark DeVita

Executive Vice President and Chief Financial Officer

mark.devita@crystal-clean.com

847-836-5670

Media Contact:

Mike Ademe

Communications & Marketing Manager

mike.ademe@crystal-clean.com

224-281-1530

or

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Kaitlin Kikalo

212-355-4449

JFLCO Contact

Karina Perelmuter

IR@Jflpartners.com